Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-52814, 333-71228 and 333-101115) pertaining to the 1995 Stock Plan (as amended) and the 2000 Employee Stock Purchase Plan of Catalytica Energy Systems, Inc. of our report dated January 30, 2004, except for the matters described in Note 12, for which the date is February 20, 2004, with respect to the consolidated financial statements of Catalytica Energy Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 26, 2004